Exhibit 10.2

SELECTIVE INSURANCE COMPANY OF AMERICA

DEFERRED COMPENSATION PLAN (2005)

As Amended and Restated Effective as of January 1, 2010

AMENDMENT NO. 2

THIS AMENDMENT No. 2 is made by Selective Insurance Company of America (the “Company”) to the Selective Insurance Deferred Compensation Plan (2005), As Amended and Restated Effective as of January 1, 2010 (the “Plan”). All terms used but not defined herein shall have the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Company maintains the Plan to provide supplemental deferred compensation benefits to a select group of management or highly compensated employees of the Company and its affiliates that adopt the Plan; and

WHEREAS, the Company wishes to amend the Plan, effective as of April 5, 2013, to extend eligibility to receive certain nonelective Company contributions to Participants who are active participants in the Retirement Income Plan for Selective Insurance Company of America; and

WHEREAS, the Company or its delegee may amend the Plan in writing at any time pursuant to Section 20 thereof;

NOW, THEREFORE, effective as of April 5, 2013, the Company hereby amends the Plan by deleting Section 6(c) in its entirety and replacing it with the following:

(c)  Nonelective Contributions for Certain Participants. For each Plan Year beginning on or after January 1, 2010, a Participating Employer shall make a nonelective contribution to the Accounts of certain Participants as follows:

(i)  A Participant shall be eligible to receive a nonelective contribution pursuant to this Section 6(c) if: (A) he has completed one year of service for eligibility purposes, as determined under the RSP; and (B) he has not incurred a Separation from Service during the Plan Year to which the nonelective contribution relates for any reason other than his death, Disability, or retirement on or after attaining his “Early Retirement Age,” as defined in the Retirement Income Plan for Selective Insurance Company of America.  Notwithstanding the foregoing, for the period January 1, 2010 through April 4, 2013, a Participant shall not be eligible to receive a nonelective contribution pursuant to this Section 6(c) if he is eligible to participate in the Retirement Income Plan for Selective Insurance Company of America.

(ii)  A nonelective contribution shall be in an amount equal to four percent (4%) of the Participant’s Compensation for the Plan Year, reduced by any non-safe harbor nonelective contribution that is made on behalf of the Participant to the RSP with respect to such Plan Year.  For purposes of this Section 6(c), “Compensation” shall mean the amount of the Participant’s base salary that is actually paid to the Participant during the Plan Year on or after the later of: (A) the date on which the Participant becomes a Participant in the Plan and is eligible to receive a non-elective contribution pursuant to this Section 6(c); and (B) the first day of the payroll period coincident with or next following the date on which the Participant completes one year of eligibility service, as described in clause (i)(A) above.  Compensation shall include amounts that would have been paid to the Participant during the Plan Year during the period described in the foregoing sentence had the Participant not made, with respect to such period, any: (1) Savings Contributions to the Plan; (2) elective contributions, after-tax contributions or Roth contributions to the RSP; (3) salary reduction contributions under a cafeteria plan maintained by the Company or an Affiliate pursuant to Code Section 125 (including any amounts not available to the Participant in cash in lieu of group health coverage because the Participant is unable to certify that he has other health coverage); and (4) amounts that are not includible in the gross income of the Participant by reason of Code Section 132(f)(4).

(iii)  A Participant shall be fully vested in any nonelective contributions made pursuant to this Section 6(c) at all times.

(iv)  A nonelective contribution shall be credited to a Participant’s Discretionary Contribution Account on such date as the Administrator shall determine, but no later than April 30 of the year following the Plan Year to which such nonelective contribution relates.

(v)  Except as expressly set forth in this Section 6(c), a nonelective contribution shall be treated for all purposes of the Plan as a Discretionary Contribution.

(vi)  A Participant who receives a nonelective contribution pursuant to this Section 6(c) with respect to the 2010 Plan Year shall not be entitled to make any initial election under Section 7 as to the time or form of payment of his Discretionary Contribution Account balance attributable thereto, and such portion of his Discretionary Contribution Account balance shall, subject to any election change made pursuant to Section 8, be distributed to the Participant as a Separation Distribution in one lump sum.  A Participant who, immediately prior to April 5, 2013, was an active participant in the Retirement Income Plan for Selective Insurance Company of America, and who becomes entitled to receive a nonelective contribution pursuant to this Section 6(c) with respect to any portion of the 2013 Plan Year, shall not be entitled to make any initial election under Section 7 as to the time or form of payment of his

Discretionary Contribution Account balance attributable to his nonelective contribution for the 2013 Plan Year, and such portion of his Discretionary Contribution Account balance shall, subject to any election change made pursuant to Section 8, be distributed to the Participant as a Separation Distribution in one lump sum.

IN WITNESS WHEREOF, this Amendment No. 2 is hereby executed on this 25th day of March, 2013.

SELECTIVE INSURANCE COMPANY OF AMERICA

By:	/s/ Michael H. Lanza
	Name:	Michael H. Lanza
	Title:	Executive Vice President and General Counsel